EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc.   201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:      1:00 p.m. November 1, 2022

United Bancorp, Inc. Reports 2022 Third Quarter and Nine Month Earnings Performance

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.40 and net income of $2,303,000 for the three months ended September 30, 2022. For the first nine months of the current year, UBCP reported diluted earnings per share of $1.11 and net income of $6,351,000.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are pleased to report on the earnings performance of our Company for the third quarter and the first nine months of 2022. For the quarter ending September 30, 2022, our Company achieved net income of $2,303,000 and diluted earnings per share of $0.40, which were respective decreases of $600,000 and $0.10 over the previous year. For the nine months ending September 30, 2022, our Company produced net income of $6,351,000 and diluted earnings per share of $1.11, which were both respectively lower than the same period the previous year by $644,000 and $0.10. Significantly impacting our Company’s earnings performance for the most recently ended quarter in comparison to last year, the previous year we had a large, nonrecurring gain of $1.25 million on the sale of investment securities along with a negative provision for loan losses (or, credit) of $400,000. In the current year, we have been able to somewhat offset this nonrecurring income realized last year by more fully leveraging of our capital and changing of the mix of our Company’s balance sheet from lower-yielding cash investments into higher-yielding loan and securities investments. With the extreme tightening bias of the Federal Open Market Committee (FOMC) with monetary policy, which began in the first quarter of this year and has become much stronger as the current year has progressed (especially… over the course of the most recently ended quarter), we have experienced a prime opportunity to invest, once again, in both municipal and agency securities as both intermediate and longer-term yields have risen to levels that we have not seen for a couple of years. Remaining patient and not investing in any municipal or agency securities since the first quarter of 2020 until this year, we are pleased to have the opportunity that has developed over the course of this year to change the overall mix of our balance sheet from a more cash-intensive, liquid position to one that is longer-duration and higher yielding. This has allowed our Company to more fully leveraged capital by growing total assets as of September 30, 2022 to a level of $760.9 million, an increase over the previous year of $30.5 million or 4.2%. This growth in our total assets was fueled by the growth that our Company has seen in both gross loans and securities and other restricted stock. As of September 30, 2022, gross loans increased by $6.2 million, or 1.4%, over the previous year to a level of $468.4 million. Regarding securities and other restricted stock, we saw our balances increase year-over-year by $75.1 million, or 53.9%, to a level of $214.3 million. Of significance is the quarter-ending balances for both gross loans and securities and other restricted stock are at higher levels than their respective quarterly averages by $6.0 million and $55.4 million respectively. With the changing mix of and added horsepower to our balance sheet in the first nine months of 2022, for the second consecutive quarter we have seen an increase in the level of interest income that we generated. Until the last two quarters of this year, we had not experienced growth in our interest income level since the first quarter of 2020 (which was the quarter the pandemic-related slowdown and related Zero Interest Rate Policy commenced). For the most recently ended quarter, interest income increased by $1.1 million or 17.1%. We are highly optimistic that we will continue to see improvement in the level of interest income that we will generate in the coming quarters.”

Greenwood continued, “Considering the increase in the level of interest income that we generated and the marginal increase in our total interest expense in the third quarter ending September 30, 2022, our Company experienced an increase in the net interest income that it realized during the quarter of $764,000 or 13.6%. We were able to achieve this increase in our net interest income because we continued to have success in the current year in managing our overall interest expense, even though our Company experienced growth in total deposits of $41.6 million, or 6.8%, year-over-year and operated in an extreme rising rate environment. Due to both volume and rate, our interest expense increased in the most recently ended quarter by $299,000 from the previous year. But, for the nine months ending September 30, 2022, our interest expense was still lower on a year-over-year basis by $188,000, or 9.0%, even though our ability to lower the interest expense of our Company went away over the course of the third quarter as our economy experienced, for the first time in decades, the most aggressive tightening of our country’s monetary policy by the FOMC. As we progress toward the end of the current year, we believe that the increase in the level of the interest income that we realize will outpace the degree to which interest expense rises; thus, continuing the positive trend relating to the improvement in the level of net interest income that our Company realizes. Contributing to this anticipated improvement is the level of fixed rate, term deposits that we successfully attracted early in the third quarter at reasonably priced levels relative to current rates. Attracting this fixed rate, term funding very early in the tightening cycle at reasonable pricing levels should afford our Company the ability to not be as price competitive for term funding as rates continue to increase. As of September 30, 2022, total deposits were $650.1 million. Of the aforementioned growth in total deposits year-over-year, $23.7 million was achieved in term funding ($44.9 million on a linked-quarter basis) while $17.9 million was in lower-costing deposits consisting of demand and savings balances.” Greenwood continued, “As of September 30, 2022 and on a linked-quarter basis, we saw our net interest margin increase by six basis points from 3.54% to 3.60%. We anticipate this positive trend to continue for the remainder of the current year.”

Greenwood further mentioned, “Over the course of the first nine months of 2022, our Company’s bottom-line net income was impacted by the strong inflationary and corresponding fast-paced, rising-rate environment in which we operated. As of September 30, 2022, the decline in some of our fee-income related lines of business (primarily relating to mortgage origination) and, as previously mentioned, the nonrecurrence of substantial security gains realized the previous year strongly influenced the decrease in the level of non-interest income that our Company realized. At the end of the most recently ended quarter, non-interest income was down on a quarter-over-quarter basis primarily due to a large security gain of $1.25 million realized the prior year. On a year-to-date basis, non-interest income declined by $1.3 million. With the strong inflationary pressures under which we are currently operating, our Company experienced an increase in noninterest expense. Most of this increase in non-interest expense is correlated to a higher level of employee-related expenses tied to more optimum staffing levels throughout our company, higher wage levels attributed to the tight labor market and incentive payouts that occurred in the first quarter. Interestingly, even though our Company saw non-interest expense increase for the nine months ending on September 30, 2022 by $897,000, or 6.4%, we experienced a decline on a quarter-over-quarter basis for the third quarter of $30,000. Leading to some of this reduction in our non-interest expense level are a few of the cost containment initiatives implemented within the past year by our Company; such as… the consolidation of our former banking centers located in both Dillonvale and Amesville, Ohio into other in-market banking centers and the closure of our Loan Production Office in Wheeling, West Virginia. We will continue to focus on containing non-interest expense levels throughout our Company--- while selectively investing in our future--- as the environment in which we operate becomes more challenging.”

Lastly, Greenwood stated, “We have successfully maintained credit-related strength and stability within our loan portfolio over the course of the past two years during the pandemic-induced economic downturn and this trend continued for our Company into the most recently ended quarter. As of September 30, 2022, our total non-accrual loans were $4.0 million or 0.86% of gross loans. Even though this total has increased year-over-year, a majority of the non-accrual loans balance is with one commercial relationship, which accounts for approximately $3.8 million, or 95%, of this total. We have allocated a portion of specific reserves to this one relationship and, overall, the underlying trend of solid credit quality within our loan portfolio has remained stable. Regarding net loans charged off in the first nine months of 2022, our Company experienced a low-level of net-charge offs totaling under $1,000. After having negative provisions from our loan loss reserve over the course of the past several consecutive quarters, our Company had a provision for loan losses of $15,000 during the most recently ended quarter, which was an increase of $415,000 year-over-year.” Greenwood concluded, “As of September 30, 2022, our Company continues to be well capitalized with equity to assets of 7.0% and total shareholders’ equity of $53.1 million. As with most financial institutions in this time of rapidly rising rates from a zero-interest rate environment, our Company did see a reduction in total shareholder’s equity. This reduction is primarily attributed to an accumulated other comprehensive income (AOCI) adjustment related to current losses within our securities portfolio. As of September 30, 2022, total shareholder’s equity was reduced by an accumulated other accumulated loss, net of tax benefits of $14.5 million. Accordingly, we saw our book value decline from $11.74 to $8.98 period-over-period.”

Scott A. Everson, President and CEO stated, “As our economy has recovered and started to heat-up over the course of the first nine months of this year, we have seen opportunities to more fully leverage our capital and change the mix of our balance sheet into longer-term, higher-yielding assets and, once again, focus on growing our Company. Even though the Federal Open Market Committee (FOMC) of the Federal Reserve has aggressively raised the target rate for federal funds over this period, we are hopeful that our positive trend in rebalancing and growing our balance sheet will continue as the year progresses and produce positive operating results for our Company.” Everson continued, “For the third quarter in a row, we saw an increase in the level of net interest income that our Company generated after not experiencing this for several quarters after the commencement of the slowdown relating to the pandemic. With the change in the mix of our balance sheet into higher yielding assets, we continued to see our net interest margin increase in a positive fashion, once again, this past quarter. In addition, by investing in municipal securities and having higher balances in these tax-exempt investments for the first time in a couple of years, we believe that our Company will see greater tax efficiency going forward which should provide additional benefit to our bottom-line. Like almost every other financial services organization in today’s rapidly rising interest rate environment, our Company does have an accumulated other comprehensive loss primarily attributed to its investment portfolio, which continued to have an impact on our reported capital levels at the most recent quarter-end. Ultimately, our Company is considered to be well capitalized and this does not have an impact on regulatory capital at the bank-level.” Everson further stated, “Our growth goal for our Company remains to increase our total assets to a level of $1.0 billion or greater in the short to intermediate term. This will be a challenge for us as rates are rapidly increasing and there are signs that our economy is now slowing as the FOMC fights off the heightened inflation. With the higher costs with which we are presently confronted due to inflation and expenses related to achieving the growth that we seek, we have seen some increase in our overhead expenses. But, we firmly believe that we are doing the things necessary for us to remain relevant in these ever-changing times and will see a positive return on our investments, which will help us to achieve greater efficiencies and better returns as we execute on our strategy for growth.”

Everson continued, “Our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded with a year-over-year increase in cash dividends paid of $0.08, or 15.0%, (inclusive of a special cash dividend of $0.15 paid in the first quarter), and a market value increase of $1.77, or 12.4%, to a level of $16.07 as of September 30, 2022.” Everson concluded, “Even though our Company and industry have been through a couple of challenging years from an operating perspective due to the pandemic, we are now fully looking forward and focusing on growing and building a better, more profitable company. In the short-term, there is clearly a threat that the FOMC could overcorrect by raising rates too quickly and highly; thus, having a negative impact on our economy by pushing it into a recessionary state. We are hopeful that this does not occur and obstruct our vision for growth. As always, I am highly optimistic about the potential of our Company. Over the last couple of years, we have become more efficient and better at delivering our products and services in a fashion demanded by our evolving markets. We will continue to build upon our solid foundation and have a longer-term vision. With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.”

As of September 30, 2022, United Bancorp, Inc. has total assets of $760.8 million and total shareholders’ equity of $53.1 million. Through its single bank charter, Unified Bank, the Company currently has eighteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc.

"UBCP"

	For the Three Months Ended September 30,		%	$
	2022	2021	Change	Change
Earnings
Interest income on loans	$5,131,093	$4,819,022	6.48%	$312,071
Loan fees	246,649	351,871	-29.90%	$(105,222)
Interest income on securities	1,919,258	1,063,026	80.55%	$856,232
Total interest income	7,297,000	6,233,919	17.05%	$1,063,081
Total interest expense	928,530	628,971	47.63%	$299,559
Net interest income	6,368,470	5,604,948	13.62%	$763,522
(Credit) Provision for loan losses	15,000	(400,000)	-103.75%	$415,000
Net interest income after provision for loan losses	6,353,470	6,004,948	5.80%	$348,522
Service charges on deposit accounts	753,253	721,157	4.45%	$32,096
Net realized gains on sale of available-for-sale securities	-	1,250,080	-100.00%	$(1,250,080)
Net realized gains on sale of loans	6,592	54,061	-87.81%	$(47,469)
Other noninterest income	282,793	261,398	8.18%	$21,395
Total noninterest income	1,042,638	2,286,696	-54.40%	$(1,244,058)
Total noninterest expense	4,878,496	4,941,273	-1.27%	$(62,777)
Earnings before taxes	2,517,612	3,350,371	-24.86%	$(832,759)
Income tax expense	215,322	448,149	-51.95%	$(232,827)
Net income	$2,302,290	$2,902,222	-20.67%	$(599,932)

Per share
Earnings per common share - Basic	$0.4	$0.5	-20.00%
Earnings per common share - Diluted	0.4	0.5	-20.00%
Cash Dividends paid	0.1575	0.1475	6.78%
Annualized yield based on quarter end close	3.92%	4.13%	N/A

Shares Outstanding
Average - Basic	5,488,121	5,478,496	--------
Average - Diluted	5,488,121	5,478,496	--------
Common stock, shares issued	6,043,851	6,056,351	--------
Shares used for Book Value Computation	5,914,488	5,966,758
Shares held as treasury stock	129,363	79,593	--------

	For the Nine Months Ended September 30,		%
	2022	2021	Change
Earnings
Interest income on loans	$14,270,748	$14,265,106	0.04%	$5,642
Loan fees	811,972	909,760	-10.75%	$(97,788)
Interest income on securities	4,656,765	3,379,822	37.78%	$1,276,943
Total interest income	19,739,485	18,554,688	6.39%	$1,184,797
Total interest expense	1,892,550	2,080,095	-9.02%	$(187,545)
Net interest income	17,846,935	16,474,593	8.33%	$1,372,342
(Credit) Provision for loan losses	(970,000)	(855,000)	13.45%	$(115,000)
Net interest income after provision for loan losses	18,816,935	17,329,593	8.58%	$1,487,342
Service charges on deposit accounts	2,180,719	2,121,637	2.78%	$59,082
Net realized gains on sale of available-for-sale securities	-	1,250,080	N/A	$(1,250,080)
Net realized gains on sale of loans	33,124	218,388	-84.83%	$(185,264)
Other noninterest income	803,523	765,002	5.04%	$38,521
Total noninterest income	3,017,366	4,355,107	-30.72%	$(1,337,741)
Total noninterest expense	14,837,584	13,940,551	6.43%	$897,033
Earnings before income taxes	6,996,717	7,744,149	-9.65%	$(747,432)
Income tax expense	646,059	749,277	-13.78%	$(103,218)
Net income	$6,350,658	$6,994,872	-9.21%	$(644,214)
Per share
Earnings per common share - Basic	$1.11	$1.21	-8.26%
Earnings per common share - Diluted	1.11	1.21	-8.26%
Cash dividends paid	0.6150	0.5350	14.95%
Shares Outstanding
Average - Basic	5,482,865	5,476,359	--------
Average - Diluted	5,482,865	5,476,359	--------
At quarter end
Total assets	$760,853,918	$730,382,242	4.17%	$30,471,676
Total assets (average)	723,554,000	710,861,000	1.79%	$12,693,000
Other real estate and repossessions	236,685	415,270	-43.00%	$(178,585)
Gross loans	468,363,405	462,118,971	1.35%	$6,244,434
Allowance for loan losses	2,618,942	4,122,787	-36.48%	$(1,503,845)
Net loans	465,744,463	457,996,184	1.69%	$7,748,279
Net loans recovered (charge offs)	786	(90,653)	-100.87%	$91,439
Net overdrafts (charge offs)	(85,271)	(44,354)	92.25%	$(40,917)
Total net (charge offs)	(84,485)	(135,007)	-37.42%	$50,522
Non-accrual loans	4,018,143	2,869,785	40.02%	$1,148,358
Loans past due 30+ days (excludes non accrual loans)	397,757	221,853	79.29%	$175,904
Average loans	462,385,000	450,561,000	2.62%	$11,824,000
Cash and due from Federal Reserve Bank	35,297,069	91,407,053	-61.38%	$(56,109,984)
Average cash and due from Federal Reserve Bank	58,551,000	87,717,000	-33.25%	$(29,166,000)
Securities and other restricted stock	214,341,285	139,244,267	53.93%	$75,097,018
Average securities and other restricted stock	158,907,000	129,537,000	22.67%	$29,370,000
Average total deposits	617,363,000	598,115,000	3.22%	$19,248,000
Total deposits	650,101,056	608,508,347	6.84%	$41,592,709
Non interest bearing demand	155,689,415	150,632,386	3.36%	$5,057,029
Interest bearing demand	261,677,505	255,910,858	2.25%	$5,766,647
Savings	145,410,432	138,346,324	5.11%	$7,064,108
Time	87,323,704	63,618,779	37.26%	$23,704,925
Subordinated debt (net of unamortized issuance costs)	19,586,622	19,525,746	0.31%	$60,876
Securities sold under agreements to repurchase	28,113,553	18,280,341	53.79%	$9,833,212
Shareholders' equity	53,146,128	70,053,340	-24.13%	$(16,907,212)
Common Stock, Additional Paid in Capital	30,767,157	29,568,884	4.05%	$1,198,273
Retained Earnings	40,585,067	36,285,679	11.85%	$4,299,388
Share held by Deferred Plan and Treasury Stock	(3,726,078)	(2,711,172)	37.43%	$(1,014,906)
Accumulated other comprehensive loss, net of tax benefits	(14,480,018)	6,909,949	-309.55%	$(21,389,967)
Goodwill and intangible assets (impact on Shareholders' equity)	1,129,793	1,279,793	-11.72%	$(150,000)
Tangible shareholders' equity	52,016,335	68,773,547	-24.37%	$(16,757,212)
Shareholders' equity (average)	52,844,000	70,053,000	-24.57%	$(17,209,000)
Stock data
Market value - last close (end of period)	$16.07	$14.3	12.38%
Dividend payout ratio	55.41%	44.21%	25.31%
Book value (end of period)	8.98	11.74	-23.51%
Tangible book value	8.78	11.53	-23.85%
Market price to book value	178.95%	121.81%	46.92%
Market price to tangible book value	183.03%	124.02%	47.58%
Key performance ratios
Return on average assets (ROA)	1.17%	1.31%	-0.14%
Return on average equity (ROE)	16.02%	13.31%	2.71%
Net interest margin (federal tax equivalent)	3.60%	3.57%	0.03%
Interest expense to average assets	0.35%	0.39%	-0.04%
Total allowance for loan losses
to nonaccrual loans	65.18%	143.66%	-78.48%
Total allowance for loan losses
to total loans	0.56%	0.89%	-0.33%
Nonaccrual loans to total loans	0.86%	0.62%	0.24%
Nonaccrual assets to average assets	0.59%	0.46%	0.13%
Net charge-offs to average loans	0.02%	0.03%	-0.01%
Equity to assets at period end	6.99%	9.59%	-2.61%